Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital and its Lenders Agree to Covenant Modifications

Amendments Provide Financial Flexibility Allowing Company to Focus on
Continued Execution of Business Plan and Strategic Growth Initiatives

New York, New York, June 30, 2015 – RCS Capital Corporation (NYSE: RCAP) (“RCS Capital”) announced today that it has agreed with its first and second lien lenders under its existing credit facilities to certain leverage ratio covenant amendments in addition to other modifications.

Michael Weil, Chief Executive Officer of RCS Capital, commented, “We greatly appreciate the support of our secured lenders who recognize the inherent advantages of our business model and the underlying strength of our platform. These credit agreement modifications provide RCS Capital with enhanced covenant flexibility, and will allow us to continue our commitment to invest in our businesses, execute our short-term and long-term business plans and to build on the success of our ongoing integration efforts. We remain committed to evaluating all avenues to maximize value for our shareholders. Moreover, we continue to be confident that we are well positioned to capitalize on the significant growth opportunities available to us as a leading investment firm expressly focused on the retail investor.”

Additional details relating to the agreement are outlined in the Current Report on Form 8-K that is expected to be filed with the U.S. Securities and Exchange Commission later today.

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCS Capital's business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCS Capital’s ability to integrate businesses it has acquired in recent acquisitions with its previously existing businesses. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:
Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903